Exhibit 99.1

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115

TRUE RELIGION SATISFIES NASDAQ REQUIREMENTS FOR
CONTINUED LISTING

VERNON, California – May 2, 2008 – True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that it received a letter from the Nasdaq Listing Qualifications Panel (the “Panel”) confirming that the Company has evidenced substantial compliance with the Panel’s previous decision, and, accordingly, the Panel determined to continue the listing of the Company’s securities on The Nasdaq Stock Market. On May 1, 2008, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2007; its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007; its amended Annual Report on Form 10-K/A for the year ended December 31, 2006; and its amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2007 and June 30, 2007.

The Company’s periodic filings with the SEC are now current and this confirmation completes Nasdaq’s review of this matter.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: True Religion Apparel, Inc.